UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 28, 2022

Esperion Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35986	26-1870780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3891 Ranchero Drive, Suite 150
Ann Arbor, MI
(Address of principal executive offices)

48108
(Zip Code)

Registrant’s telephone number, including area code: (734) 887-3903

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ESPR	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2022, Mark E. McGovern, M.D. notified the Board of Directors (the “Board”) of Esperion Therapeutics, Inc (the “Company”) of his decision to resign from the Board, effective immediately. Dr. McGovern’s decision to resign as a director was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On April 28, 2022, the Board elected Stephen Rocamboli to fill the newly created vacancy on the Board resulting from Dr. McGovern’s resignation from the Board, effective April 28, 2022. Mr. Rocamboli will serve as a Class I director with a term expiring at the annual meeting of stockholders to be held in 2023, at which time he will stand for election by the Company’s stockholders, or until his earlier death, resignation or removal. The Board determined that Mr. Rocamboli is an independent director as that term is defined by the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market, LLC. Mr. Rocamboli will serve as a member of the Audit Committee, effective as of April 28, 2022. Following Mr. Rocamboli’s appointment, current Board member Nicole Vitullo will no longer serve on the Audit Committee and will take Dr. McGovern’s position on the Nominating and Corporate Governance Committee.

Mr. Rocamboli is currently Chief Executive Officer of Perla Therapeutics, Inc., a company developing first-in-class antibody therapeutics for the treatment of cancer. Previously, Mr. Rocamboli served as Chief Business Officer, General Counsel and Corporate Secretary of Candel Therapeutics, an immuno-oncology company based in Needham, Massachusetts, between April 2015 and May 2020. Between 2010 and April 2015, Mr. Rocamboli served as general partner of Integrin Partners, LLC, a consulting firm providing corporate development, strategic transaction advisory and general counsel services to life science companies, investors and entrepreneurs. Between 2010 and 2012, Mr. Rocamboli also served as partner of Beijing International Group, an international affiliate of Integrin Partners. Between 2014 and 2015, Mr. Rocamboli also served as Special Counsel to Wyrick Robbins Yates & Ponton, LLP, focusing on life sciences transactions. Between 2008 and 2018, Mr. Rocamboli was a co-founder and served as President of Pear Tree Pharmaceuticals, until its sale to Daré Bioscience, Inc. Prior to joining Pear Tree, Mr. Rocamboli spent nearly a decade as a senior executive of a New York, NY based private FINRA/SEC member investment bank, venture capital firm, and affiliated hedge funds, focused exclusively on biotechnology and specialty pharmaceuticals. Mr. Rocamboli held positions of increasing responsibility, with the last five years as Senior Managing Director and General Counsel of all business units. Mr. Rocamboli has served as a member of the board of directors of several public and private life sciences companies, including Foresight Biotherapeutics (sold to Shire Pharmaceuticals in 2015) and currently serves as a member of TFF Pharmaceuticals, Austin, TX (TFFP). Mr. Rocamboli received his B.A. degree from The State University of New York at Albany and his J.D. from Fordham University School of Law.

As a non-employee director, Mr. Rocamboli will receive cash and equity compensation paid by the Company pursuant to its non-employee director compensation program. There are no arrangements or understandings between Mr. Rocamboli and any other person pursuant to which Mr. Rocamboli was selected as a director, and there are no transactions between Mr. Rocamboli and the Company that would require disclosure under Item 404(a) of Regulation S-K. In addition, the Company has entered into an indemnification agreement with Mr. Rocamboli in connection with his appointment to the Board which is in substantially the same form as that entered into with the other directors of the Company.

Item 7.01 - Regulation FD Disclosure

On April 28, 2022, the Company issued a press release announcing the appointment of a new director. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information in this Current Report on Form 8-K and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 28, 2022.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2022	Esperion Therapeutics, Inc.

	By:	/s/ Sheldon L. Koenig
Sheldon L. Koenig
President and Chief Executive Officer

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